Exhibit 10(aa)-5

AMENDMENT NO. 4

TO

PPL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, PPL Services Corporation ("PPL") adopted the PPL Supplemental Executive Retirement Plan (the "Plan"), effective July 1, 2000, for certain of its employees; and
WHEREAS, the Plan was amended and restated effective July 1, 2003, and subsequently amended by Amendment No. 1, 2 and 3; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

I.	Effective June 1, 2008, the following sections of Articles 2, 4, 5, 6, 7 and 10 are amended to read:

ARTICLE II DEFINITIONS
	(m)	“Retiree” means a Participant who has a Termination of Employment after:
(1) attaining age 55 and completing at least 10 Years of Service, or
(2) attaining age 60.
	(n)	"Retirement Plan" means the PPL Retirement Plan, as amended from time to time.
	(o)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.
	(q)	“Terminated Vested Participant” means a Participant:
(1) who has a Termination of Employment after attaining age 50 but not age 55, and completing at least 10 Years of Service.
	(r)	“Termination of Employment” means the Participant’s separation from service (as such term is defined in Section 409A) from PPL and all Affiliated Companies.
ARTICLE IV AMOUNT OF BENEFIT
	(d)	(3)
With respect to those Participants who have service with an Affiliated Company, the Participant's vested accrued benefit not attributable to the Participant's Contribution or associated employer matching contributions, if any, under any tax-qualified employee benefit plan as defined by Section 401 of the Internal Revenue Code of 1986, as Amended.  Such benefit shall be expressed as a single-life annuity payable at the same time as Participant's Benefit, based upon the definition of Actuarial Equivalent, if an account balance in a defined contribution plan, or based upon the plan's actuarial assumptions, if a defined benefit plan.

The best data available will be used to determine the amounts to be offset under this Section (4(d)(3)).  The CLC has the absolute, discretionary power to make reasonable approximations and estimates to determine the value and amount of such offset amounts, applied uniformly to all similarly situated Participants.

ARTICLE V TIME OF PAYMENT
5.	Time of Payment
A Participant who is eligible for benefits under Article 3 shall start receiving Benefit payments on the date set forth below.
(a)
A Retiree shall receive benefits accrued or vested after December 31, 2004 on the first day of the calendar month that follows the sixth calendar month after his Termination of Employment.  The first payment shall include a back payment of six monthly annuity payments, if an annuity form of payment was elected, plus interest from the Termination of Employment, calculated using the current interest rate paid by the Blended Interest Rate Fund of the PPL Deferred Savings Plan.  For benefits accrued and vested as of December 31, 2004, a Retiree shall receive benefits as soon as administratively practicable following his Termination of Employment.

	(b)	A Terminated Vested Participant shall receive benefits as follows:
(1)
If he has elected, and the CLC has approved, a single sum form of benefit under Article 6, such single sum calculated as of December 31, 2004 shall be paid as soon as administratively practicable following his Termination of Employment, but the single sum representing the benefit accrued or vested after December 31, 2004 shall be paid the first day of the calendar month that follows the sixth calendar month after his Termination of Employment, plus interest calculated from the Termination of Employment using the current interest rate paid by the Blended Interest Rate Fund of the PPL Deferred Savings Plan.

(2)
If he has elected an annuity form of benefit under Article 6, such annuity form shall start to be paid as soon as administratively practicable following his attainment of age 55, for the benefit accrued and vested to December 31, 2004 but, for the benefit accrued or vested after December 31, 2004, the later of the first day of the calendar month that follows attainment of age 55 or the first day of the calendar month that follows the sixth calendar month after his Termination of Employment, plus interest calculated from the Termination of Employment to the date payments commence, calculated using the current interest rate paid by the Blended Interest Rate Fund of the PPL Deferred Savings Plan.

ARTICLE VI METHOD OF PAYMENT
6.	Method of Payment.
	(a)	A Participant may elect one of the following forms of benefit, which shall be the Actuarial Equivalent of his Benefit:
(1) a single life annuity with equal monthly installments payable to the Participant for his lifetime; or
(2)
a joint and survivor annuity with the Participant's designated beneficiary, payable in monthly installments to the Participant for his lifetime and with a specified percentage of the amount of such monthly installment payable after the death of the Participant to the designated beneficiary of such Participant, if then living, for the life of such designated beneficiary; or

(3) a single life annuity payable in equal monthly installments to the Participant for his lifetime, with 60, 120 or 180 monthly payments guaranteed, or
(4) a single sum, if approved by CLC in its sole discretion.
(b)
For benefits accrued and vested as of December 31, 2004, a Participant may elect a form of benefit hereunder by filing written notice with the CLC at anytime at least 12 months prior to the first day of the calendar month for which a Benefit is first payable to Participant.  For benefits accrued and vested as of December 31, 2004, the CLC may waive this requirement in its sole discretion.  If a Participant fails to elect a form of benefit within the prescribed time period, for benefits accrued and vested as of December 31, 2004, the benefit shall be paid in the form in which such Participant’s Retirement Plan benefits are paid.  For benefits accrued or vested after December 31, 2004, a Participant must elect a form of benefit by filing written notice with the CLC on or before the first day he becomes eligible under this Plan.  If a Participant fails to elect a form of benefit for benefits accrued or vested after December 31, 2004, the benefit shall be paid in the form of a single-life annuity if the Participant does not have a spouse on the date of benefit commencement and in the form of an Actuarially Equivalent 50% joint and survivor annuity with Participant's spouse as the beneficiary if the Participant has a spouse on the date of benefit commencement.

In accordance with transitional rules issued by the IRS under Internal Revenue Code Section 409A, all Participants shall be permitted to make a change in previous payment elections between January 1, 2008 and December 31, 2008.  Participants shall be solicited with new benefit election forms with respect to non-grandfathered SERP benefits (defined below) which shall take effect as of the date of such elections, and as of that date shall supersede all prior elections.  Elections shall be separate for benefits accrued and vested as of December 31, 2004 ("grandfathered SERP benefits") and benefits accrued after December 31, 2004 ("non-grandfathered SERP benefits").  The failure to make a new benefit election by December 31, 2008 shall cause any prior election to remain in place and to control the payment of the grandfathered SERP benefit.  The non-grandfathered SERP benefit shall be governed by the above provisions for failure to elect a form of benefit for benefits accrued after December 31, 2004, if no new benefit election is made by December 31, 2008.

ARTICLE VII PRERETIREMENT SURVIVING SPOUSE BENEFIT
7.
Preretirement Surviving Spouse Benefit.  In the event of the death of a Participant prior to the commencement of payment of the Participant's Benefit, the Participant's surviving spouse will be paid the Participant’s Benefit in a single lump sum if the Participant had otherwise validly elected to receive a lump sum distribution of his or her Benefit according to the rules of Article VI.  Otherwise, the Participant’s surviving spouse shall receive a survivor annuity that would have been payable if the Participant had elected to receive his or her Benefit as an Actuarially Equivalent 50% joint and survivor annuity at age 55 (or the Participant’s age at death if he or she is older than 55 at death) and died the day after.  Any such annuity shall commence at the later of when the Participant would have attained age 55 or within 90 days (the date of actual payment to be determined in the sole discretion of PPL) of the Participant’s death.  The surviving spouse benefits described in this Section shall not be payable if the Participant had less than 10 Years of Service at date of death or with respect to a Participant described in Section 3(b).

ARTICLE X TERMINATION OR AMENDMENT
10.
Termination or Amendment.  The Board may, in its sole discretion, terminate and amend this Plan from time to time provided, however, that the Plan may not be terminated or amended to the prejudice or detriment of any Participant during the three (3) year period immediately following a Change in Control (as defined in the PPL Retirement Plan) (or, if later, thirty six (36) months from the consummation of the transaction giving rise to the Change in Control).  Without limiting the generality of the foregoing, the proviso of the preceding sentence shall not, at any time or in any event, be amended or deleted.  Subject to the foregoing, the CLC may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan.  Each amendment to the Plan will be binding on the Participating Company to which it applies.  No termination or amendment shall (without Participant's consent) alter Participant's right to monthly payments which have commenced prior to the effective date of such termination or amendment.  No termination or amendment of this Plan shall reduce the vested accrued benefit of a Participant in any manner, as of the time such amendment or termination is effective.  Notwithstanding the foregoing, if PPL is liquidated, the CLC may cause the payment of amounts due hereunder to be accelerated to the extent permitted under Section 409A, but in no event shall amounts be paid later than the time such amounts would otherwise have been paid.

II.	Except as provided for in this Amendment No. 4, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 4 is executed this ____ day of __________________, 2008.

PPL SERVICES CORPORATION By:_____________________________ Stephen R. Russo Vice President – Human Resources and Services